PART IV: ITEM 15. FINANCIAL STATEMENT SCHEDULES AND EXHIBITS

EXHIBIT-23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

EXHIBIT 23 - CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-50484, 333-80117 and 333-159643) and Form S-3 (File Nos. 033-45393 and 333-158334) of First Merchants Corporation (Corporation) of our reports dated March 14, 2014 on the consolidated financial statements of the Corporation as of December 31, 2013 and 2012, and for each of the three-years in the period ended December 31, 2013, and on our audit of internal control over financial reporting of the Corporation as of December 31, 2013, which reports are included in this Annual Report on Form 10-K.

BKD, LLP
Indianapolis, Indiana
March 14, 2014